February 24, 2014
Revised March 20, 2014

James Christopher Elshaw
343 East 74th Street
Apt. 17 C/D
New York, NY 10021
Dear Chris:
This letter agreement and release (the "Agreement") confirms the agreement entered into between you and the Company regarding the termination of your employment with the Company, including resignation of your positions as officer and/or director of the Company and all its subsidiaries, effective February 24, 2014 (the "Resignation Date"), and explains the package of separation pay and benefits that has been specially developed for you in full bargained for release and settlement of any and all claims that you have presently, may have or have had in the past arising from your employment with and termination of your employment from the Company up to and including the Effective Date of this Agreement. Further, it is understood that this Agreement, with its package of separation pay and benefits, is offered at the sole discretion of the Company and requires that you fulfill your obligations in a professional manner as required by the Company. For purposes of this Agreement, the term the “Company” includes Revlon Consumer Products Corporation and any of its past, present or future parent and subsidiary corporations, affiliates, divisions, successors and assigns (whether or not incorporated). It is understood that you and the Company are entering into this Agreement knowingly and voluntarily, for the good and sufficient mutual consideration set forth herein.

1.CONSIDERATION IN SETTLEMENT. Accordingly, if you execute (and do not revoke) this Agreement and fully comply with its terms and conditions:

a)SEVERANCE PAY. As good and valuable consideration to you, which you recognize, the Company agrees to provide you with severance pay, less applicable withholdings and deductions, for a total of 24 months (the “Severance Period”), commencing on February 25, 2014 and terminating on February 24, 2016. Your severance pay will be at your base rate of pay in effect on your Resignation Date (which was $ $766,013.00 per annum) and will be payable bi-weekly starting on the Resignation Date.
i)During the Severance Period, your severance payments will be reduced by any cash compensation in paid or payable or any non-cash compensation paid or payable in lieu of cash compensation earned by you from other employment or consultancy during the Severance Period; provided, however, the first $10,000 in any compensation paid to you in any one month shall not reduce or act as an offset in any way to any severance pay paid to you during the first six (6) months of the Severance Period immediately following the Effective Date, defined below. You agree to report at least quarterly to the Company with reasonable documentation any such compensation.
ii)Generally, you may be restricted from undertaking employment with a competitor of the Company due to your role and responsibilities with the Company and under the terms of the Employee Agreement as to Confidentiality and Non-Competition (the “Confidentiality Agreement”) you previously signed. While you must immediately advise the Company if you are considering undertaking employment with a competitor enterprise, as good and valuable consideration to you, the Company now agrees to waive this restriction (for the avoidance of doubt, you must abide by all other responsibilities under the Confidentiality Agreement, including without limitation, non-solicitation and confidentiality requirements).
iii)It is agreed that your entitlement to receive severance pay and benefits under this Agreement shall immediately cease in the event that you accept employment with the Company in any other position during the Severance Period or to the extent required under Section 409A of the Code (as defined in Section 2, below), if you engage in any other activity which would indicate that you are no longer separated from service with the Company.

b)     CONTINUATION OF MEDICAL, DENTAL AND/OR VISION INSURANCE, FLEXIBLE SPENDING ACCOUNT AND OTHER BENEFITS.
i)If you, your spouse and your covered dependants participated in the Medical, Dental and Vision Care programs (the "Benefit Programs") as of the Resignation Date, you, your spouse and your covered dependants will be permitted to continue such participation in the Benefits Programs as provided by federal law ("COBRA") for the Severance Period by continuing to pay premiums to the Company at the contribution level in effect for active employees until the earliest to occur of (1) the end of the Severance Period or (2) when you become covered by medical, dental and/or vision plans of another employer (you may be asked to submit evidence of non-coverage as the Company may request from time to time).
ii)If you are currently contributing to a Health Care Flexible Spending Account ("HCFSA"), you will be permitted to continue making contributions after your Resignation Date only if you elect continuation of HCFSA under COBRA on an after-tax basis until December 31, 2014, subject to the terms and conditions of the HCFSA program. If you are currently contributing to a Dependent Care Flexible Spending Account ("DCFSA"), you will be permitted to continue such contributions after your Resignation Date until the earlier to occur of the last day of the Severance Period or December 31, 2014, subject to the terms and conditions of the DCFSA program. You will be eligible to receive reimbursement for any eligible expenses incurred through your last day of HCFSA and DCFSA participation, subject to your filing of claims within the time requirements of the programs.
iii)Long-term disability insurance will cease on your Resignation Date. You may be eligible to convert this coverage to an individual policy within 31 days of your Resignation Date.
iv)Your coverage under the Employee Assistance Program will cease upon your Resignation Date. You may continue the coverage at COBRA rates by enrolling under COBRA.

c)CONTINUATION OF LIFE / AD&D INSURANCE. Your Basic Life Insurance coverage under the Revlon Life Insurance Program (the “Insurance Program”) will be continued at no cost to you during the Severance Period. In addition, you can continue any Supplemental Life, Accidental Death and Dismemberment, Dependent Life and/or Dependent Accidental Death and Dismemberment insurance coverage previously elected by you under the Insurance Program at your expense during the Severance Period. After the expiration of the Severance Period, you will be advised of any options you may have to convert the insurance coverages described above to an individual policy, subject to any underwriting requirements, at your own expense, and information regarding such conversion options will be provided to you at that time.

d)CONTINUATION OF OTHER FRINGE BENEFITS. The Company will –

(i)
reimburse you under Revlon’s Executive Financial Counseling and Tax Preparation Program, as from time to time in effect or such program or programs, if any as may succeed it, during the Severance Period; and

(ii)
reimburse you for the reasonable, actual and documented moving expenses actually incurred by you to relocate yourself and your personal possessions from your current U.S. primary residence back to the U.K., including one-way business class airfare; your eligibility for such reimbursement shall expire 6 months from the Resignation Date; and

(iii)	pay you for accrued but unused vacation days – as of the Termination Date, you have 8 such vacation days (6 unused carryover days from 2013 and 2 unused days accrued in 2014); and

(iv)
provide you a car allowance at the rate of $15,000 per annum, under the car allowance program as in effect from time to time, or such program or programs, if any, as may succeed it, at no cost to you during the Severance Period.

e)2013 BONUS PLAN. As further good and valuable consideration to you, the Company agrees to pay you a bonus at 25% of your 75% target (subject to adjustment for actual funding of the Bonus Plan for 2013 as established by the Compensation Committee). Such bonus shall be payable on the date bonuses would otherwise be payable to executives under the Bonus Plan, generally on or before March 15, 2014 or within ten days after this agreement is executed, whichever is later, but also subject to Section 409A of the Code (as defined in Section 2, below).

f)LONG TERM INCENTIVE PLAN (“LTIP”). The following LTIP grants would be forfeited since you will not remain employed through the payment date. However, as further good and valuable consideration to you, the Company agrees to pay you the following grants on the regular payment date, subject to Section 409A of the Code (as defined in Section 2, below). The actual amount payable in respect of the 2013 Transitional LTIP listed below is subject to achievement of objectives set for the 2013 performance periods and otherwise subject to the terms of the Plan.

i)	Grants payable after August 24, 2014 subject to Section 409A of the Code:
(1)    2011 LTIP, 3rd Payment: $163,333
(2)    2012 LTIP, 2nd Payment: $175,000
(3)    2013 Transitional LTIP, 1st Payment: $166,667 at target (subject to adjustment based on actual performance for 2013)

g)OUTPLACEMENT. You will be eligible to receive outplacement and career transition services provided by the Ayers Group as determined by the Company and at the Company's expense. There will be no pay in lieu of outplacement.

h)NON-QUALIFIED EXCESS SAVINGS PLAN AND PENSION EQUALIZATION PLAN (“PEP”) PAYMENTS. You will receive payment of your account balance in the Excess Savings Plan on or about August 24, 2014 (as of the Resignation Date that amount was approximately $134,000 which will vary upon investment returns through the payment date). Additionally, you will receive a payment of your account balance under the PEP of approximately $85,429 on or about August 24, 2014 (which will vary based upon interest rates pursuant to the PEP).

1.INTERNAL REVENUE CODE SECTION 409A. Section 409A imposes additional taxes and interest on compensation or benefits deferred under certain "nonqualified deferred compensation plans" (as defined under the Code). These plans may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements. The Company reserves the right to provide compensation or benefits under any such plan, including this Agreement, in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A, including any required withholdings, and you agree to cooperate with the Company in such actions. Because you are a "specified employee," as such term is defined under Section 409A (generally one of the Company's top 50 highest paid officers), to the extent required under Section 409A, the Company will not make any payments to you under this Agreement or applicable plan, as the case may be, including without limitation the Pension Equalization Plan, upon a "separation of service," as such term is defined under Section 409A, until six (6) months after your date of separation from service or, if earlier, the date of your death. Upon expiration of the six-month period, or, if earlier, the date of your death, the Company shall make a payment to you (or your beneficiary or estate, if applicable) equal to the sum of all payments that would have been paid to you from the date of separation from service through the end of the six (6) month period had you not been a "specified employee", and thereafter the Company will make all the payments at the times specified in this Agreement or applicable plan, as the case may be. In addition, the Company and you agree that, for purposes of this Agreement, termination of employment (or any variation thereof) will satisfy all of the requirements of "separation from service" as defined under Section 409A. For purposes of this Agreement, the right to a series of installment payments, such as salary continuation or severance payments, shall be treated as the right to a series of separate payments and shall not be treated as a right to a single payment. For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended, including all final regulations promulgated thereunder, and any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section. For the avoidance of doubt, the Company shall provide you with payments attributable to Severance Pay, Benefit Programs, Insurance Program, Fringe Benefit Programs and Bonus referred to above, respectively, in Sections 1.a., 1.b., 1.c., 1.d. and 1.e., immediately from and after the Effective Date through August 24, 2014 if and to the extent the taxable amounts of any such payments that do not qualify for as a “short-term deferral” within the meaning of Tres. Reg. Section 1.409A-1(b)(4) do not exceed $510,000. Also, the Company shall provide you with Outplacement referred to above in Section 1.g. during the Severance Period. Additionally, the Company shall provide you the three LTIP grant payments referred to above in Section 1.f.i as soon as administratively practical after August 24, 2014. The Company shall pay your Excess Savings Plan and PEP account balances in accordance with the terms of those plans.

2.EMPLOYEE ACKNOWLEDGMENTS. You acknowledge and agree that (i) you have not filed, caused to be filed, or presently are a party to any claim against Releasees (defined in Section 6 below); (ii) you have been paid and/or have received all compensation, wages, bonuses, and/or commissions to which you may be entitled and, if applicable, have reported all hours worked for the Company; (iii) you have been granted any leave to which you were entitled under the Family and Medical Leave Act and/or related state or local leave or disability accommodation laws; (iv) you have no known workplace injuries or occupational diseases; (v) all of the Company's decisions regarding your pay and benefits through the Resignation Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; (vi) the Company has completely and satisfactorily responded to, investigated and concluded any internal complaints (e.g., any breach of contract, diversion, antitrust or fraud, discrimination or retaliation matters or claims), allegations, matters and issues, if any, you may have ever raised; (vii) you have no outstanding internal allegations, matters and issues that you have not brought to the Company's attention; and (viii) you have not been retaliated against for reporting any allegations of wrongdoing by any Releasees, including but not limited to the Company and its officers, including but not limited to any allegations of corporate fraud; further, both parties acknowledge that this Agreement and General Release does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency; further, to the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

3.EMPLOYMENT VERIFICATION. You agree to refer all inquiries from prospective employers only to Barnett Associates, and not to any other individual employed by or affiliated with the Company, through Barnett Associates’ automated Verify Job Systems (“VJS”). If a prospective employer requests employment verification from Revlon, they can visit VJS at www.https://www.verifyjob.com or call 800-800-4857 or 900-329-4000. To obtain the data, the inquiring prospective employer must provide Revlon’s company code, which is 7150, and your social security number. If you have any questions, you may also contact the HR Service Center at 919-603-3030 or hrservicecenter@revlon.com.

4.GENERAL RELEASE. In exchange for the consideration provided to you under this Agreement, you agree to release and hold harmless (on behalf of yourself and your family, heirs, executors, administrators, successors and assigns) now and forever, the Company, including any of its past, present or future employees, agents, assigns, officers, directors and shareholders whether acting in their individual or representative capacity (collectively with the Company, the "Releasees") from and waive any claim in any legal jurisdiction that you have presently, may have or have had in the past, known or unknown, against the Releasees upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, including, without limitation, all claims arising from your employment with, or termination of employment from, the Releasees, or otherwise. Notwithstanding the prior sentence, it is understood and agreed that the only rights or claims that you are not releasing and waiving are (i) your rights to receive the compensation and benefits provided to you under this Agreement; (ii) any rights you may have to the payment of vested benefits (if any) under the terms of the Company's qualified retirement plans (the Revlon Employees' Retirement Plan and the Revlon Employees' Savings, Investment and Profit Sharing Plan), as amended from time to time; and (iii) the rights to indemnification as provided in Section 21, below.

5.EXTENT OF RELEASE. Without limiting the generality of the preceding "GENERAL RELEASE" Section, this Agreement is intended to and shall release the Releasees from any and all claims or rights arising under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Workers Adjustment and Retraining Act, the New York State Human Rights Law, as amended, the New York City Administrative Code, the New York Minimum Wage Law, the Equal Pay Law of New York and all other statutes regulating the terms and conditions of your employment, including, but not limited to those applicable laws set forth in Exhibit I to this Agreement), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge, discrimination, retaliation, whistleblower claims or otherwise), or under any policy, agreement, understanding or promise, written or oral, express or implied, formal or informal, between the Company and you, including, without limitation, any claim you might have for severance, termination or severance pay in any legal jurisdiction, or pursuant to the Revlon Executive Severance Pay Guidelines or practices as from time to time in effect, or otherwise.

7.RIGHT TO COUNSEL. The Company hereby advises you that you should consult with an attorney prior to execution of this Agreement. You acknowledge that you understand it is in your best interest to have this document reviewed by an attorney of your own choosing and at your own expense, and you hereby acknowledge that you have been afforded a period of at least twenty-one (21) days during which to consider this Agreement and to have it reviewed by your attorney.

8.FREE WILL. You are entering into this Agreement of your own free will and without coercion, intimidation or threat of retaliation. You acknowledge and agree that the Company has not exerted any undue pressure or influence on you in this regard. You acknowledge that you have had reasonable time to determine whether entering into this Agreement is in your best interest and you have read and fully understand the terms set forth in this Agreement.

9.CONSIDERATION. The consideration described in Section 1 provided to you under this Agreement is not required under the Company's policies or otherwise and you acknowledge that you know of no circumstances other than you agreeing to the terms of this Agreement which would require the Company to provide such consideration. You acknowledge that no representations of any kind or character have been made by the Company to induce your execution of this Agreement and that the only representations made to you in order to obtain your consent to this Agreement are as stated herein.

10.RESTRICTIONS. You agree, to the fullest extent permitted by law, that you will not initiate or cause to be initiated on your behalf, any lawsuit or other legal action against the Company relating to your employment or the termination thereof. You further represent and warrant that neither you, nor any person, organization or entity acting on your behalf, has filed or initiated any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to your employment or the termination thereof (each individually a "Proceeding"). To the fullest extent permitted by law, you waive any right you may have to benefit in any manner from any relief (whether monetary, equitable or otherwise) arising out of any past, present or future Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). You understand that by entering into this Agreement, you will be limiting the availability of certain remedies that you may have against the Company and limiting also your ability to pursue certain claims against the Company. You further agree, to the extent permitted by law, not to instigate, encourage, or voluntarily assist or participate in an action or proceeding commenced by anyone else against the Company.

11.TRANSITION AND COOPERATION. As a material part of the consideration for this Agreement, you agree to fulfill your transition obligations as determined by the Company and to do so in a professional manner, including without limitation (i) cooperating with and transitioning your duties to Lorenzo Delpani, or his designee, as reasonably requested up to the Resignation Date and thereafter as needed, and (ii) resigning, as applicable, from all of your positions as an officer or director of the Company and all of its subsidiaries. Additionally, upon request, you agree to give your assistance and cooperation willingly in any matter relating to your expertise or experience as the Company may reasonably request, including your attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's defense or prosecution of any existing or future claims or litigations relating to matters in which you were involved or potentially have knowledge by virtue of your employment with the Company. Such assistance and cooperation shall be provided by you without fee or charge, other than reasonable travel expenses and disbursements. Assistance shall be given during regular business hours at locations and times mutually agreed upon by you and the Company, with due regard to your availability given your then applicable employment, except with respect to mandated court appearances for which you will make yourself available upon reasonable notice.

12. REVOCATION AND EFFECTIVE DATE. This Agreement may be revoked by you within the seven (7) days after the date on which you sign this Agreement and you understand that this Agreement and your eligibility to receive any compensation and/or benefits under the Agreement shall not become binding or enforceable until this seven (7) day period has expired without you having so revoked. This Agreement shall become effective on the eighth (8th) day following your signing of this Agreement provided that you have not revoked the Agreement. Any such revocation must be made in a signed letter executed by you stating specifically that you are revoking your acceptance of this Agreement and personally delivered or postmarked within seven (7) days after you have executed this Agreement to the Company c/o Ed Spruck, Vice President Human Resources, Revlon Consumer Products Corporation, 237 Park Avenue, New York, New York 10017. You understand that if you revoke this Agreement, this Agreement and your eligibility to receive the consideration described in Section 1 will not be effective or enforceable and you will not be entitled to any payments and benefits thereunder. You understand and agree that you would not receive the payments and benefits set forth in this Agreement, except for your execution of this Agreement and the fulfillment of your promises set forth herein. The terms of this Agreement are not final and authorized until this Agreement is executed by a Company officer or any other authorized executive of the Company with appropriate authority (the “Effective Date”). Until such execution by a Company officer, the Agreement shall be considered to be a draft for discussion purposes.

13. NOTICE. Any notice to be given under this Agreement shall be given in writing and delivered either personally or sent by certified mail to the Company c/o Ed Spruck, Vice President Human Resources at 237 Park Avenue, New York, New York 10017 and to you at your address in the Company's records.

14.CONFIDENTIALITY
a)You agree to comply with and perform each and every covenant and undertaking set forth in the Confidentiality Agreement, a copy of which is attached hereto as Exhibit II for your records), as if the same were fully set forth herein, and which is incorporated herein by this reference, regardless of whether or not you previously signed the Confidentiality Agreement, with the exception consistent with that consideration described in Section 1. a) ii), above. You further (i) affirm you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies, the Confidentiality Agreement and/or common law, and (ii) agree that payment of the consideration described in Section 1 is conditioned upon your complying otherwise with the Confidentiality Agreement.

b)In addition to any agreement related to trade secrets, confidential information and/or work products agreements previously executed by you, , you agree that you will not at any time divulge to any other entity or person any confidential information acquired by you concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or their respective family members, any information concerning this Agreement or the terms thereof, or any information concerning the circumstances of your employment with and the termination of your employment from the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Company or any of its directors, officers, employees or agents or their respective family members, except in each case (i) information which is required to be disclosed by court order, subpoena or other judicial process, (ii) information regarding your job responsibilities during your employment with the Company to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to your spouse or your tax advisor for purposes of obtaining tax advice provided that such persons are made aware of and agrees to comply with the confidentiality obligation, or (iv) information which is necessary to be disclosed to your attorney to determine whether you should enter into this Agreement. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, internet publication or discussion group, theatrical production or movie, or television or radio programming or commercial. In the event that you are required to make disclosure under any court order, subpoena or other judicial process which in any way relates to your employment with the Company, you will promptly notify the Company, take all steps requested by the Company to defend against the compulsory disclosure and permit the Company to participate with counsel of its choice in any proceeding relating to the compulsory disclosure.

c)You acknowledge that all information the disclosure of which is prohibited by this Section is of a confidential and proprietary character and of great value to the Company and that a breach of this Section will constitute a material breach of this Agreement, which will cause the Company to suffer immediate, substantial and irreparable injury. Accordingly, in the event any breach or threatened breach of this Agreement, the Company shall be entitled to the following forms of relief: (i) temporary, preliminary and permanent injunctions; (ii) its reasonable attorneys fees and costs incurred in enforcing the provisions in this agreement and the annexed Confidentiality Agreement (provided a court of competent jurisdiction determines that the threat of breach is credible); and (iii) in addition to any and all other remedies available to the Company at law or in equity for any violation of this Section, you agree to immediately remit and disgorge to the Company any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts. You confirm that, as of the date of your execution of this Agreement, you have not violated the terms of this "CONFIDENTIALITY” Section.

d)The Company and you agree that neither party shall disparage the other, and neither party shall not make any statements regarding your employment and the termination thereof, other than to be consistent with that set forth in the statement attached hereto as Exhibit III.

15.RETURN OF COMPANY PROPERTY. You understand and agree that you are obligated to return all Company property in your possession or control, including without limitation, company cars where applicable, computer disks or data (including, data retained on any computer), any home-office equipment or computers, cell phones, Blackberries or similar smartphone devices, purchased or provided by the Company, any keys, identification and access cards, records, documents, files or other materials. By executing this Agreement, you represent and agree that you (i) have returned all Company property in your possession or control to the Company, including any home-office equipment, and (ii) have not retained any such computer data (or copies thereof) in any form.

16.NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

17.SEVERABILITY CLAUSE. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect;

18.ASSIGNMENT. This Agreement may be assigned by the Company to (i) any affiliate of the Company or (ii) any non-affiliate of the Company that shall acquire all or the greater part of the business and assets of the Company. In the event of any such assignment, the Company shall cause such affiliate or non-affiliate, as the case may be, to assume the obligations of the Company hereunder with the same effect as if such assignee were the "Company" hereunder, and, in the case of such assignment to a non-affiliate, the Company and its affiliates shall be released from all liability hereunder. This Agreement is personal to you and you may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.

19.NON-ALIENATION. You shall not have any right to pledge, anticipate or in any way create a lien upon any payment or benefit provided under this Agreement, and no such payment or benefit shall be assignable in anticipation of payment, either by voluntary or involuntary acts or by operation of law.

20.OFFSET. You hereby authorize the Company to offset any sums owed by you to the Company against the severance pay payable to you pursuant to this Agreement, to the fullest extent permitted under applicable law. As of the date hereof, the Company has no knowledge of any amounts owed by you to the Company.

21.INDEMNIFICATION. Subject to the terms, conditions and limitations of its by-laws and applicable Delaware law, the Company will to the fullest extent permissible under such by-laws defend and indemnify you against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of you as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. You shall be covered by the Directors and Officers insurance coverage as is maintained by the Company for its directors and officers including, to the extent provided under such Directors and Officers Insurance, coverage for actions, suits or proceedings brought after your Termination Date but relating to periods during your employment with the Company.

22.GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to the state’s conflict of laws provisions, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction and venue of the Federal and State courts sitting in the County of New York for all purposes. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach.  Also, the parties to this Agreement, to the extent allowed by law, knowingly, voluntarily and intentionally waive the right to a trial by jury with respect to any litigation based on this Agreement or arising out of, under, or in connection with this Agreement, the employment relationship, or actions or inactions of any party hereto. This provision is a material inducement for the parties to enter into this Agreement.

23.ENTIRE AGREEMENT. This Agreement and any attachments or exhibits hereto expressly supersede any and all previous understandings and agreements between the Company and you, including without limitation any employment agreements (including the agreement between you and the Company dated May 1, 2009), and constitute the sole and exclusive understanding between the Company and you concerning the subjects set forth herein, This Agreement and any attachments or exhibits hereto may not be altered, modified, changed or discharged except in a writing signed by you and agreed to by the Company. You understand and agree that other than as set forth in this Agreement and the attachments or exhibits hereto, you will not receive any compensation, payments or benefits of any kind from the Company. and you expressly agree that you are not entitled and have no right to any additional compensation, payments or benefits, other than the payment of vested benefits (if any) under the terms of the Company’s qualified retirement plans, as amended from time to time.

If the foregoing text of this document correctly reflects our mutual agreements, please execute and return to the undersigned the two originals of this Agreement.

Sincerely,

REVLON CONSUMER PRODUCTS CORPORATION

By: /s/ Edward P. Spruck
Edward P. Spruck
Vice President, Human Resources
AGREEMENT AND
ACKNOWLEDGMENT

I, James Christopher Elshaw, acknowledge receipt of the Letter Agreement and Release and I agree to all the terms and conditions set forth in the Letter Agreement and Release. I have read and fully understand the meaning and effect of the terms set forth in the Letter Agreement and Release and enter into such agreement of my own free will and without coercion, intimidation or threat of retaliation. I also acknowledge and understand that I have been afforded twenty-one (21) days to consider the Letter Agreement and Release and to have the agreement reviewed by my attorney if I so choose. I acknowledge that if I execute this Letter Agreement and Release prior to the expiration of the twenty-one (21) day period or if I choose to forego the advice of an attorney, I am doing so freely, knowingly and voluntarily and waive any and all future claims that such action or actions would affect the validity of this Letter Agreement and Release.

Date: 3/24/14

Signature:     /s/ Chris Elshaw
James Christopher Elshaw

STATE OF      )
: ss.:
COUNTY OF          )

BE IT REMEMBERED that on this 24 day of March, 2014, before me, the subscriber, personally appeared James Christopher Elshaw who, I am satisfied, is the person named in and who executed the within instrument, and thereupon he/she acknowledged that he/she signed, sealed, and delivered the same as his/her own voluntary act and deed for the uses and purposes therein expressed.

/s/ Curlean Bradley
Notary Public
My Commission Expires Sept. 16, 2017

EXHIBIT I

Alabama Age Discrimination Law, Alabama Code Sec. 25-1-20 et seq. Payment of Wages, Alabama Code Sec. 36-6-1
Alaska Human Rights Law, Alaska Statutes Sec. 18.80.010 et seq. Payment of Wages, Alaska Statutes Sec. 23.05.140(b) and (d)
Arizona Civil Rights Law, Arizona Revised Statutes Sec. 41-1401 et seq.
Arizona Equal Pay Law, Arizona Revised Statutes Sec. 23-240 et seq.
Payment of Wages, Arizona Statutes Annotated Sec. 23-353 et seq.

Arkansas Civil Rights Act, Arkansas Code Annotated Title 16, Ch. 123, Sec. 101-108 Arkansas Equal Pay Law, Arkansas Code Annotated Title 11, Ch. 4, Sub. Ch. 4, Sec. 11-4-601 through 11-4-612
The California Fair Employment and Housing Act
The California Sexual Orientation Bias Laws
The California Confidentiality of Medical Information Law
The California Apprenticeship Program Bias Law
The California Military Personnel Bias Law
The California Moore-Brown Roberti Family Rights Act
The California Comparable Worth Law
The California Wage and Hour Laws
The California Labor Code
The California Civil Code, Section 1542
The California Family Rights Act- Cal. Gov’t Code §12945.2 et seq.
The California Unruh Civil Rights Act – Civ. Code § 51 et seq.
The Statutory provisions Regarding the Confidentiality of AIDS Information– Cal. Health & Safety Code §120775 et seq.
The California Smokers’ Rights Law – Cal. Lab. Code § 96
The Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Cal. Lab. Code § 132a (1) to (4)
The California Parental Leave Law – Cal. Lab. Code § 230.7 et seq.
The California Wage Payment Act, as amended;
The California Equal Pay Law – Cal. Lab. Code § 1197.5 et seq.
The California Whistleblower Protection Law – Cal. Lab. Code § 1102-5(a) to (c);
The Statutory Provision Regarding California Family and Medical Leave – Cal. Lab. Code § 233
The Statutory Provisions Regarding California Electronic Monitoring of Employees – Cal. Lab. Code § 435 et seq.
The California Occupational Safety and Health Act, as amended, California Labor Code § 6300 et seq., and any applicable regulations thereunder
The California Consumer Reports Discrimination Law – Cal. Civ. Code § 1786.10 et seq.
The California Political Activities of Employees Act – Cal. Lab. Code § 1101 et seq.
The California Domestic Violence Victim Employment Leave Act – Cal. Lab. Code § 230.1
The California Voting Leave Law – Cal. Elec. Code § 14350 et seq.
The California Court Leave Law – Cal. Lab. Code § 230
The other provisions of the California Labor Code that lawfully may be released
The Los Angeles AIDS-Based Discrimination Ordinance, Los Angeles Municipal Ordinance §45.80 et seq., as amended

Colorado Anti-Discrimination Act of 1957, Co. St. Section 24-34-302 et seq.
Colorado Equal Pay Law, Co. St. Section 8-5-101 et seq.
Colorado Civil Rights Commission Regulations on Employment
Colorado Civil Rights Commission Age Discrimination Rules
Colorado Civil Rights Commission Creed and Religious Discrimination Rules
Colorado Civil Rights Commission Handicap Discrimination Rules
Colorado Civil Rights Commission National Origin Discrimination Rules
Colorado Civil Rights Commission Sex Discrimination Rules
Colorado Civil Rights Commission Employment Testing Rules

Connecticut Human Rights and Opportunities Law, 814 Gen. Stat. Conn. 46-a-51 to 46-a-104
Equal Pay Law, Gen. Stat. Conn. Sec. 31-58(e), 31-75 and 31-76
Age Discrimination and Employment Insurance Benefits Law, Gen. Stat. Conn. Sec. 38a-543
Payment of Wages, Gen. Stat. Conn. Sec. 31-72

Delaware Fair Employment Practices Act, 19 Delaware Code Annotated 710-718
Delaware Equal Pay Act, 19 Delaware Code Annotated 1107A
Delaware Handicap Discrimination Law, 19 Delaware Code Annotated 720-728
Payment of Wages (no official title), 19 Delaware Code Annotated Sec. 1103, Sec. 1109

The District of Columbia Human Rights Act, D.C.Code §§1-2501 to 1-2557
The District of Columbia Employment Rights of Blind and Physically Disabled Persons (“White Cane Act”), D.C.Code Ann. §6-1701 to 6-1709

The Florida Civil Rights Act of 1992
The Florida Equal Pay Act, §725.07 Florida Statutes
The Florida Whistleblower Act §§448.102, et seq., Florida Statutes
Florida’s Attorney’s Fees Provision for Successful Litigants in Suits for Unpaid Wages, §448.08, Florida Statutes

Georgia Fair Employment Practices Act, Georgia Code Annotated Sec. 45-19-20 to 45-19-45
Equal Employment for Persons with Disabilities Code, Georgia Code Annotated Sec, 34-6A-1 to 34-6A-6
Georgia Age Discrimination Act, Georgia Code Annotated Sec. 34-1-2-et seq.
Equal Pay Law, Georgia Code Annotated Sec. 34-5-1 et seq.
Payment of Wages, Georgia Code Annotated Sec. 34-7-2

Hawaii Fair Employment Practices Law, 21 Hawaii Revised Statutes Ch. 378-1 to 378-9 Equal Pay Law, Hawaii Revised Statutes Sec. 387-4 Payment of Wages, Hawaii Revised Statutes Sec. 388-3, et seq.
Idaho Fair Employment Practices Act, I.C. Section 67-5901, et seq.
Idaho Equal Pay Law, I.C. Section 44-1701, et seq.
Idaho Civil Rights Law, I.C. Section 18-7301, et seq.
Idaho Wage Claim Statute, I.C. Section 45-601, et seq.

The Illinois State Wage and Hour Laws
The Illinois Equal Pay Laws
The Illinois Wage Payment and Collection Act
The Illinois Health and Safety Act
The Illinois Human Rights Act
The Illinois Joint Agency Rules on Sex Discrimination
The Illinois Joint Agency Rules on National Origin and Discrimination

Indiana Civil Rights Law, as amended
Indiana Equal Pay Act, as amended
Indiana Minimum Wage Law of 1965, as amended
Indiana Handicap Discrimination Law, as amended
Indiana Age Discrimination Act, as amended
Indiana Occupational Safety and Health Act of 1974, as amended

Iowa Civil Rights Act of 1965, I.C. Section 216.1 et seq. Iowa Wage Payment Collection Law, I.C. Section 91A.1 et seq.
Kansas Act Against Discrimination, K.S. Ch. 44, Art. 10
Kansas Equal Pay Law, K.S. Section 44-1205, et seq.
Kansas Age Discrimination in Employment Act, K.S. Section 44-1111, et seq.
Kansas Age Discrimination Guidelines
Kansas Laws for Payments of Compensation K.S. Section 44-301, et seq.

Kentucky Civil Rights Act, as amended Kentucky Equal Opportunities Act, as amended Kentucky Equal Pay Law, as amended Kentucky Constitution
The Louisiana Employment Discrimination Law, (La. R.S. Ann. Title 23, Ch. 3-A, §301 et seq.)
The Louisiana Age Discrimination Law (La. R.S. Ann. Title 23, Ch. 9, §§311 through 314)
The Louisiana Commission on Human Rights Act (La. R.S. 51:2231 et seq.)
The Louisiana Discrimination in Employment Act (La. R.S. 23:301 et seq.)
The Louisiana Age Discrimination in Employment Act (La. R.S. 23:311 et seq.)
The Louisiana Wage Payment Law (La. R.S. 23:631 et seq.)
The Louisiana Code of Civil Procedure, Art. 2592

The Maine Human Rights Act, Me. Rev. Stat. Ann. tit. 5, §4551 et seq.
The Maine Equal Pay Law, Me. Rev. Stat. Ann. tit. 26, Ch. 7, §628
The Maine Sexual Harassment Policies Law, Me. Rev. Stat. Ann. tit. 26, §806

The Maryland Fair Employment Practices Act, Md. Code Ann. art. 49B, §1 et seq.
The Maryland Handicapped Anti-Discrimination Regulations, Md. Regs, Code tit. 14.03.02.01 et seq.
The Maryland Equal Pay Law, Md. Code Ann., Lab. & Empl., Subtitle 3, §§301 to 308

The Massachusetts Fair Employment Practice Act, Mass. Gen. Laws ch. 151B, §§1 to 10
The Equal Pay and Maternity Benefits Law, Mass. Gen. Laws ch. 149, §105A to 105D
The Massachusetts Equal Rights Act, Mass. Gen. Laws ch. 93, §102
The Massachusetts Age Discrimination Law, Mass. Gen. Laws ch. 149, §24A to 24I
Payment of Wages, Mass. Gen. Laws Ann. ch. 149 §148

The Michigan Elliot-Larsen Civil Rights Act, Mich. Comp. Laws, §§37.2101 through 37.2804
The Michigan Bias Against Handicapped Law, Mich. Comp. Laws Ann., §37.1101 et seq.
The Michigan Equal Pay Law, Mich. Comp. Laws Ann., §§408.381, 408.382 and 408.392, 408.393, 408.394, 408.395, 408.397
Violation of Equal Pay Law, Mich. Comp. Laws Ann. §750.556

Minnesota Human Rights Act, Minnesota Statutes, Sections 363.01-363.15
Minnesota Equal Pay Law, Minnesota Statutes, Sections 181.66-181.71
Minnesota Age Discrimination Act, Minnesota Statutes, Section 181.81, et seq.
Minnesota Whistleblower Protection Act
Retaliation for Filing a Worker’s Compensation Claim Law
Minnesota Parental Leave Act
Minnesota Equal Pay For Equal Work Law
Minnesota Fair Labor Standards Act
Minnesota Discrimination for Lawful Activities Law
Minnesota Wage Payment and Work Hour Laws
Minnesota Occupational Safety and Health Act
Minnesota’s Personnel Record Review Statute

Missouri Human Rights Law and Related Regulations Missouri Equal Pay Laws
Montana Human Rights Act, Title 49, Chs. 1 through 4 of the Montana Code Annotated
Montana Persons with Disabilities Employment Preference Act, Title 39, Ch. 30, Sections 39-30-101 to 39-30-207 of the Montana Code Annotated

The Nebraska Fair Employment Practice Act, Neb. Rev. Stat. §48.1101 et seq. The Act Prohibiting Unjust Discrimination in Employment Because of Age, Neb. Rev. Stat. §§48-1001 to 48-1010
The Nevada Fair Employment Practice Act, Nev. Rev. Stat. §§613.310 to 613.435 The Nevada State Wage and Hour Laws, Nev. Rev. Stat. §608.015 The Nevada Equal Pay Law, Nev. Rev. Stat §608.817
The New Hampshire Equal Pay Law, N.H. Rev. Stat. Ann. Ch. 275, §275.36 to 275.4 The New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann. §§354-A:1 to 354-A:26
The New Jersey Equal Pay Act, N.J. Stat. Ann. Title 34, Ch. 11, §§34:11-56.1 to 34:11-56.11
The New Jersey Law Against Discrimination, N.J. Stat. Ann.§10:5-12
The New Jersey Civil Rights Division Rules of Practice, Title 13, Ch. 4, §§13.4-1.1 et seq. of the New Jersey Administrative Code
Equal Employment Opportunity, Title 4A, Ch. 7, §§1-1 et seq. of the New Jersey Administrative Code
The New Jersey Conscientious Employee Protection Act

The New York Human Rights Law The New York Minimum Wage Law The Equal Pay Law of New York
The New Mexico Human Rights Act
The New Mexico AIDS Testing Law
The New Mexico Genetic Information Privacy Act
The New Mexico Employee Privacy Act
The New Mexico Wage and Hour Laws
The New Mexico Occupational Health and Safety Act

The North Carolina Equal Employment Practices Act, N.C. Gen. Stat. §143-422.2 The North Carolina Handicapped Persons Protection Act, N.C. Gen. Stat. §168A-5(a)
The North Dakota Equal Pay Act, N.D. Cent. Code §§34-06.1-01 1034-06.1-09
The North Dakota Human Rights Act, N.D. Cent. Code §14-03.4-03
The North Dakota Age Discrimination Act, N.D. Cent. Code §34-01-17
The North Dakota Anti-Discrimination Law, N.D. Cent. Code §14-02.4-08

The Ohio Fair Employment Practices Law, Ohio Rev. Code Ann. Title 41 §4112.02 et seq.
The Ohio Equal Pay Law, Ohio Rev. Ann. Code, §4111.17(A)
The Ohio Civil Rights Act, Ohio Rev. Code Ann. §§4112.01-4112.99

The Oklahoma Anti-Discrimination Statutes (25 O.S. 1301 et seq.) The Oklahoma Workers’ Compensation Act (85 O.S. 5 et seq.)
The Oregon Equal Pay Law, Or. Rev. Stat. Title 51, Ch. 652, §652.10 et seq.
The Oregon Safe Employment Act, Or. Rev. Stat. §§659.062
The Oregon Fair Employment Practices Act, Or. Rev. Stat. §659.030
Oregon Handicap Bias Law, Or. Rev. Stat. §659.400(1), 659(435)(1)

Pennsylvania Human Relations Act, as amended Pennsylvania Wage Payment and Collection Law, as amended Pennsylvania Minimum Wage Act, as amended Pennsylvania Equal Pay Law, as amended
The Rhode Island Equal Pay Law, R.I. Gen. Laws Title 28, Ch. 6, §§28-6-17 through 28-6-21
The Rhode Island Fair Employment Practices Act, R.I. Gen. Laws §28-5
The Rhode Island Equal Pay and Comparable Worth Commission, R.I. Gen. Laws Title 42, Ch. 124, §1 et seq.
The Rhode Island Civil Rights Act, R.I. Gen. Laws Title 42, Ch. 112, §§42-112-1 and 42-112-2

South Carolina Human Affairs Law, S.C. Code Sec. 1-13-20 et seq. (Supp 1998) South Carolina Wage Payment Act, S.C. Code Sec. 41-10-10 et seq., (Supp 1998) South Carolina Workers’ Compensation Law
The South Dakota Human Relations Act, S.D. Codified Laws §20-13-1 to 20-13-56
The South Dakota Equal Pay Law, S.D. Codified Laws §60-12-15 et seq.
The South Dakota Local Fair Employment Practices Legislation, S.D. Codified Laws §20-12- 4 to 20-12-9

The Tennessee Anti-Discrimination Act, Tenn. Code Ann. tit. 4, Chap. 21, §101 et seq.
The Tennessee Fair Employment Practices Law, Tenn. Code Ann. §4-21-407(b)
The Tennessee Equal Pay Act, Tenn Code. Ann. tit. 50, Chap. 2, §§201-206
The Tennessee Handicap Bias Law, Tenn. Code Ann. tit. 8, §8-50-102

The Texas Employment, Discrimination Law, Tex. Lab. Code, tit. 2, Chap. 21 §21.001     et seq
The Texas Commission on Human Rights Act, Tex. Lab. Code Ann. §21.101
The Texas Communicable Disease Act, Texas Code Ann. ch. 81, Subchapter F.
Disability Discrimination, Tex. Hum. Res. Code 121.001 et seq.
The Texas Commission on Human Rights Law, Texas Government Code, Tit. 2, Ch. 461, Subchapter A-C, §461.001 et seq.
The Texas Equal Pay Act, Texas Gov't Code Ann., tit. 5, §659.001
The Texas Public Employment Discrimination Act, Texas Civ. Prac. and Rem., tit. 5, §106.001 et seq.
The Texas Human Rights Commission Rules, 40 Tex. Admin. Code, §321.1 et seq.

The Utah Antidiscrimination Act, Utah Code Ann. tit. 34A §101 et seq.
The Vermont Fair Employment Practices Act, Vt. Stat. Ann. tit. 21, §495 et seq. The Vermont Human Rights Commission, Vt. Stat. Ann. tit. 9
The Virginia Human Rights Act, Va. Code tit. 2.1, Ch. 42, §2.1-714 et seq. The Virginia Equal Pay Act, Va. Code §40.1-28.6 The Virginians with Disabilities Act, Va. Code tit. 51.5, §51.5 et seq.
The Washington Law Against Discrimination in Employment, Wash. Rec. Code §49.60.010 et seq., as amended
The Washington Equal Pay Law, Wash. Rev. Code §49.12.175
The Washington Sex Discrimination Law, Wash. Rev. Code Ch. 49.12, §200
The Washington Age Discrimination Law, Wash. Rev. Code tit. 49, §49.44.090
The Washington Fair Credit Reporting Act
The Washington Consumer Protection Act, Chapter 19.86 RCW
The Washington Minimum Wage Act, as amended, to the extent permitted by law
The Washington’s Domestic Violence Leave Law, Chapter 49.76 RCW
Washington’s Military Family Leave Law, Chapter 49.77 RCW
Any provision of Title 49 of the Revised Code of Washington
Any provision of Title 296 of the Washington Administrative Code
Any claim for failure to pay wages, bonuses, or commissions or for willful withholding of wages, including any claim for liquidated or double damages, to the extent permitted by law
The Washington Industrial Insurance Act, as amended, to the extent permitted by law;
Any claim alleging the exception to the Washington Industrial Insurance Act, established by RCW 51.24.020, for injury inflicted with deliberate intention
Any claim for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific situations
Any public policy, contract, tort, or common law, including but not limited to claim(s) for wrongful termination in violation of public policy
Any provision of Chapter 14.04 of the Seattle Municipal Code

Wis. Stat. 110.31, et seq.
The West Virginia Human Rights Act – W. Va. Code §5-11-1 et seq.
The West Virginia Statutory Provisions Against Retaliation/Discrimination for Filing a Workers’ Compensation Claim – W. Va. Code §23-5A-1 et seq.
The West Virginia Equal Pay Law – W. Va. Code §21-5B-1 et seq.
The West Virginia AIDS-Related Testing and Records Confidentiality Act – W. Va. Code §16-3C-1 et seq.
The West Virginia Smokers’ Rights Law – W. Va. Code §21-3-19
The West Virginia Electronic Monitoring – W. Va. Code §21-3-20
The West Virginia State Wage Payment and Work Hour Laws

The Wyoming Fair Employment Practices Act, Wyo. Stat. tit. 27, Ch. 9, §101-108 The Wyoming Equal Pay Law, Wyo. Stat. tit. 27, Ch. 4, §301-304

EXHIBIT II

EMPLOYEE AGREEMENT
AS TO CONFIDENTIALITY AND NON-COMPETITION

I acknowledge that in the course of performing services for the Company I will have access to, and be acquiring, confidential information and trade secrets concerning the Company's business affairs including, without limitation, information with respect to its financial results and prospects, future plans in research, advertising, product development and/or marketing, and/or proprietary business processes. Accordingly, in consideration for my continued employment, compensation and benefits and continued access to confidential information and trade secrets to be provided to me, I agree to comply fully with each and every provision of this Agreement, as follows:

1.    DEFINITIONS

(a)    "Company" means Revlon Consumer Products Corporation, its subsidiaries, divisions and affiliates, and successors to any of them.

(b)    "Confidential Information" means any information, including but not limited to a Trade Secret and any information regarding personal matters of any directors, officers or employees, or their respective family members, disclosed to me or known by me through or in the course of my employment with the Company, directly or indirectly relating to the past, present or anticipated business affairs of the Company, unless I can clearly and convincingly show that such information is generally known outside the Company.

(c)    "Invention" means any new or useful discovery or improvement relating to any technology, article, product, composition of matter, process, information system, computer hardware or software, computer application, or computer code in source or object form, design, device, biological material, or machinery, whether or not patentable, and all related know how, and any trademark or service mark, made or conceived by me alone or with others (1) during the period of my employment with the Company which directly or indirectly relates to the past, present or anticipated business affairs of the Company at the time of the conception or results from or is suggested by any work which I have done or may do for the Company or (2) within one year after termination of my employment with Company which is derived from Confidential Information, Trade Secrets or Copyright Work.

(d)    "Copyright Work" means any work of authorship, including computer software, and which I prepared alone or with others within the scope of my employment relating to the subject matter of my employment.

(e)    "Trade Secret" means information, including without limitation, any formula, pattern, drawing, compilation, program, device, method, technique, computer security information, process, cost data, supplier lists or product or related information or an Invention, directly or indirectly related to the past, present or anticipated business affairs of the Company, that derives value, actual or potential, from not being generally known to the public or to other persons who can obtain value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain such secrecy.

2.    CONSIDERATION

The consideration for this Agreement is my employment or continued employment by the Company, access to and continued access to the Confidential Information and Trade Secrets and continued compensation and benefits to be provided for my services during such employment, which I agree and acknowledge are adequate and acceptable consideration for this Agreement.

3.    NOTICE

I will communicate to the appropriate employee of the Company promptly and fully all information relating to any Invention, Copyright Work or Trade Secret.

4.    OWNERSHIP OF RIGHTS

The Company shall own any Confidential Information, Invention or Trade Secret. The Company shall be (i) the owner and author of any Copyright Work and (ii) the owner and the author of any other work that constitutes "work made for hire" under the copyright law or relates to the subject matter of my employment. The Company's ownership rights under this Agreement shall be in addition to the Company's common law rights.

5.    ASSIGNMENTS/APPLICATIONS

Upon the request of the Company at any time during or after my employment, I will, at the Company's expense (but with no further remuneration to me): (a) promptly assign to the Company or its designee any right, title or interest I may have in and to any Confidential Information, Trade Secret, Invention (and all patents arising therefrom) or Copyright Work; (b) promptly and fully assist the Company in the preparation and filing of any patent, copyright, trademark or other application for the protection of any Invention or Copyright Work; and (c) promptly sign all lawful papers, take all lawful oaths and do all lawful acts requested by the Company in connection with the protection of any Confidential Information, Trade Secret, Invention or Copyright Work.

6.    RETURN OF TANGIBLE PROPERTY

All tangible property in my possession or control including, but not limited to, biological materials, hard copy or computer disks, computer memory or other electronic writings, records, drawings, models, supplier lists, raw materials lists or other lists or compilations, blueprints, notebooks, or documents, containing any Confidential Information, Trade Secret, or Invention or which embodies a Copyright Work is the exclusive property of the Company. I agree to safeguard such property properly in accordance with all applicable Company policies and I will not copy or remove such property from the premises of the Company except for Company business upon proper authorization, and I shall deliver such property to the Company without keeping any copies or any portions thereof on the termination of my employment.

7.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION
AND TRADE SECRETS AND NON-INTERFERENCE

(a) Unless the Company consents or directs me otherwise in writing, I will not at any time during or after my employment with the Company use any Confidential Information or Trade Secrets for my own benefit or disclose any Confidential Information or Trade Secrets to anyone outside the Company or to any employee of the Company not also having authorized access to and a legitimate need to know such Confidential Information or Trade Secrets nor shall I direct anyone else to do so. In the event I am requested or required to make disclosure of any Confidential Information under any court order, subpoena or other judicial process, I will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to take control with counsel of its choice in any proceeding relating to the compulsory disclosure.

(b) I agree that I will not at any time during or for a period of twelve months following the termination of, my employment with the Company, directly or indirectly solicit, induce, influence, or attempt to solicit, induce or influence any person then employed by the Company with whom I have had contact to terminate his or her employment relationship with the Company or otherwise interfere with any such employment by or association with the Company for the purpose of associating, as an employee or otherwise, with any Restricted Entity (as defined in Section 9) or otherwise encourage any such employee to leave his or her employment with the Company.

(c) I agree that I will not at any time during, or for a period of twelve months following the termination of, my employment with the Company, directly or indirectly solicit, induce, influence, or attempt to solicit, induce or influence any customer, supplier or vendor of the Company with whom I have had contact to divert his, her or its business to any Restricted Entity (as defined in Section 9) or otherwise encourage such customer, supplier or vendor to terminate its business relationship with the Company or otherwise interfere with any business or contractual relationship of the Company that may exist from time to time, including but not limited to with any supplier, customer or vendor.

8.    NON-COMPETITION AND CONFLICTS OF
INTEREST DURING EMPLOYMENT

During my employment with the Company, unless approved in accordance with the Revlon Code of Business Conduct, I shall not have any direct or indirect interest (whether as a director, officer, stockholder, partner, proprietor, associate, employee, consultant, owner, agent or independent contractor) in any Restricted Entity (as defined in Section 9) or any company which sells to, supplies services to or buys products or services from the Company, or engage in any other activity or relationship which would be contrary to the Company's conflict of interest policy as set forth in its Code of Business Conduct as from time to time in effect. This prohibition does not apply to solely owning, directly or indirectly, not more than one percent of the issued and outstanding common stock of a corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market.

9.    NON-COMPETITION AFTER EMPLOYMENT

(a) I recognize that the Confidential Information, Inventions and Trade Secrets are special and unique and of great value to the Company, that the Company has made a substantial investment in their development, that their disclosure to anyone not authorized to become aware of them, especially to any Restricted Entity (as defined below), could cause irreparable injury to the Company's business, and that my employment with or interest in a Restricted Entity could make effective enforcement of this Agreement impracticable.

(b) Because of this, should I terminate my employment with the Company for any reason or should the Company terminate my employment for any reason, I agree to comply with the restrictions set forth in paragraph (e) of this Section during any period that the Company agrees to provide me with continued payment of my salary or wages or to provide me separation or severance pay, pursuant to any agreement, severance policy or program of the Company or otherwise (“Severance Period”). In the event that I receive any lump sum payment in lieu of any such continuing payment during the Severance Period, I agree to comply with the restrictions set forth in paragraph (e) of this Section for the remainder of the Severance Period during which continuing payments would have been made.

(c) In addition, having in mind that the preceding paragraph (b) may not adequately protect the Company's interests against voluntary or coerced disclosure or misuse, I agree that the Company shall have the option to further restrict my employment and other interests as follows. If during my employment with the Company or at any time during the 12 months following my termination of my employment with the Company for any reason or the Company's termination of my employment for any reason I am offered employment with or any other interest referred to in paragraph (e) of this Section with a Restricted Entity and I wish to accept the same, I will give prompt written notice to the Company's Executive Vice President - Human Resources, at 237 Park Avenue, New York, New York 10017, stating that I have been offered such employment or other interest, representing that such offer is a bona fide and firm offer and that I intend to accept the same unless precluded hereby, specifying the specific employment title and duties or other interest so offered and the terms (including base salary) of such offer and consenting to the Company contacting appropriate officials at such other company solely for the purpose of verifying the nature and terms of the employment or other interest offered. The Company will maintain as confidential the information I provide with respect to such offer except as otherwise provided herein.

(d) If the Company in its sole discretion determines that the Confidential Information, Inventions and/or Trade Secrets to which I had access require such protection and elects, therefore, to restrict my employment or other interest as provided in paragraph (e) of this Section, it shall be entitled to do so by giving me written notice no later than fourteen days after the Company receives written notice from me as above provided, specifying a period expiring not more than twelve months following my last day of employment with the Company during which it elects to restrict my employment or other interest (the "Restricted Period"), and irrevocably agreeing to pay me monthly for each month (or portion thereof) commencing on the later of (A) the date of the Company's notice or (B) the date that the Company's continued payment of my salary or wages or payment of separation or severance pay referred to in paragraph (b) of this Section terminates, and continuing through the end of the Restricted Period, the greater of (i) my regular monthly base salary in effect on the last day of my employment with the Company or (ii) the regular monthly base salary or other monthly compensation offered by the new employer or other entity (pro rated for any partial month).

(e) If the option provided for in paragraph (d) of this Section is so exercised or any payments are made as set forth in paragraph (b) of this Section, I agree that during the period for which payments as above provided are made, I will not directly or indirectly, as a director, officer, stockholder, partner, associate, employee, consultant, owner, agent or independent contractor become or be interested in, or associated with, any other corporation, firm or business engaged in a consumer or professional cosmetics, fragrances, toiletries business or any other business that is competitive, in any geographical area, with any business of (i) the Company to which I was assigned or for which I rendered substantial employment services or with respect to which I was exposed to Confidential Information or Trade Secrets at any time during the two years prior to the termination of my employment or (ii) The Colomer Group Participations, S.L. (a "Restricted Entity"); provided that my ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national security exchange or on the over-the-counter market shall not, solely on its own, be deemed to be a violation of this sentence. Notwithstanding the foregoing or anything in this Non-Competition Agreement to the contrary, for purposes of this Section 9(e), (i) the term “Company” shall be deemed to be Revlon, Inc. and The Colomer Group Participations, S.L. and their respective subsidiaries, and (ii) the business of the Company shall be limited to such businesses as the Company was engaged in (or had committed plans to engage in) as of October 1, 2013.

(f) Notwithstanding any other provision of this Agreement, if during the period that payments referred to in paragraph (d) of this Section are made to me and I receive compensation for employment or consulting services rendered to any corporation, firm or business which (i) is not a Restricted Entity or (ii) is a Restricted Entity as to which the Company, after due notice from me as required by paragraph (c) of this Section, does not duly exercise its option under paragraph (d) of this Section, the amounts of such payments referred to in paragraph (d) of this Section shall be reduced by the amount of such other compensation payable as a result of such other employment or consulting services.

10.    ENFORCEMENT OF OBLIGATIONS

I agree that my failure to perform any obligation under this Agreement will cause immediate and irreparable damage to the Company, that there is no adequate remedy at law for such failure, and that in the event of such failure the Company shall be entitled to injunctive relief, and such other relief as may be just and proper.

Without limiting the generality of the foregoing, in the event that I receive a grant of an Award under the Revlon Stock Plan, I irrevocably agree and consent that if I violate or fail fully to comply with and perform each and every covenant and undertaking set forth in this Agreement, then, in addition to each and every other remedy of the Company, to the extent that on the date of such violation or non-performance there shall remain outstanding and unexercised (whether or not then vested) any portion of any stock option or stock appreciation right or there shall remain outstanding and unvested any portion of any other Award granted to me under the Revlon Stock Plan, such Award or portion thereof shall immediately and automatically terminate and become unexercisable, without any action or notice by the Company, notwithstanding any contrary provision of the Revlon Stock Plan or any Plan agreement thereunder regarding post-employment exercise or vesting of Awards or otherwise.

I specifically agree and consent that this Agreement shall be governed by, construed pursuant to and enforced in accordance with the local laws of the State of New York and submit, consent and agree to the exclusive jurisdiction of the Federal and State courts sitting in the County of New York for all such purposes. In the event that the Company applies to seal any papers produced or filed in any judicial proceedings to preserve confidentiality, I hereby specifically agree not to oppose such application and to use my best efforts to join in such application. In the event that any court should determine that any provision of this Agreement is unenforceable for any reason, I hereby specifically agree and request that the court making such determination shall modify and reform the provision or provisions so found to be unenforceable and, in its modified form, specifically enforce the same.

11.    DISCLOSURE OF INVENTIONS

(a)    I represent that there are no unpatented inventions made or conceived by me before entering into employment with the Company which are related to the Company's past, present or anticipated future business affairs except those listed below, which inventions (if demonstrated to have been so made or conceived) are excluded from this Agreement.

(b)    I agree to disclose all of my inventions made solely by me or jointly with others during or within the one year after my employment which I believe are not Inventions as defined in this Agreement.

(c)    The Company agrees to receive and review the disclosures made by me pursuant to this Section 11 in confidence.

12.    SEVERABILITY

If any part of this Agreement is declared void or unenforceable in any geographic area, such part shall be severable from this Agreement, modified so as to render it enforceable, and remain in full force and effect for the geographic area in which the part is not so held invalid, and the remainder of this Agreement shall remain in full force and effect in all geographic areas.

13.    CONFLICT WITH PRIOR AGREEMENTS

This Agreement shall be binding upon my heirs, executors, administrators or other legal representatives or assigns. In the event of any conflict between this Agreement and any prior agreement which cannot reasonably be reconciled, this Agreement shall prevail.

This Agreement may not be altered, modified, changed or discharged except in a writing signed by me and agreed to by the Company.

14.    ACKNOWLEDGEMENT

I acknowledge that I have carefully read and fully understand this Agreement and that I have had sufficient time to consider the decision whether to sign this Agreement and to seek the advice of counsel.

Date                Print Name

Social Security Number    Signature

DISCLOSURE OF INVENTIONS
PRIOR TO EMPLOYMENT

(attach additional sheet if necessary)

EXHIBIT III

To: All Revlon
From; Lorenzo Delpani, President and Chief Executive Officer
Date: February 24, 2014
Subject: Revlon Regional and Sales Leadership Change

We issued a press release announcing that Chris Elshaw, currently EVP and Chief Operating Officer, has decided to leave the Company to pursue other career interests. We appreciate Chris’ dedication and contributions during his 12 years at Revlon and wish him the best in his future endeavors.

In addition, we have announced the following appointments: Gianni Pieraccioni as our EVP, Global President, Revlon Consumer Division, and Sennen Pamich as EVP, Global President, Revlon Professional Division.

Both Gianni and Sennen have significant experience and demonstrated success in leading global businesses. These appointments are designed to strengthen our leadership team and to better support and focus our efforts to develop each of our Consumer and Professional channels.

Gianni most recently served as Chief Commercial Officer for Alitalia; Prior to Alitalia, he held several senior management, commercial and marketing positions of increasing scope and responsibility within the consumer and luxury goods industry, including Procter & Gamble, Pepsico, Johnson & Johnson, Sector Group, Binda Group and Averna Group.

Sennen most recently served as SVP, Revlon Pro Brands – U.S. and Canada where he lead his Business Units to great achievements. Sennen joined The Colomer Group in January 2010 and before that he held several senior management, commercial and marketing positions of increasing scope and responsibility in Procter & Gamble, Johnson & Johnson, Bulgari Perfumes and Cosmetics.

The consumer division people that reported to Chris, will now report to Gianni.
The professional people previously reporting to Chris will report to Sennen.
Both Gianni and Sennen will report to me.

Please join me in welcoming Gianni to Revlon and supporting both Gianni and Sennen in their new roles.